Exhibit 5.1

Dentons Canada LLP 1, Place Ville Marie, Suite 3900 Montréal, QC, Canada H3B 4M7 dentons.com

December 5, 2025

VISION MARINE TECHNOLOGIES INC.

730 Boulevard du Curé-Boivin

Boisbriand, Québec J7G 2A7

Attention: Board of Directors

Dear Sirs:

Re:	Vision Marine Technologies Inc. Registration Statement on Form F-1

We have acted as Canadian legal counsel to Vision Marine Technologies Inc., a Québec corporation (the “Corporation”), in connection with the Corporation’s Registration Statement on Form F1 (as amended and supplemented to date, the “Registration Statement”) filed by the Corporation with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), which relates to the proposed sale on firm commitment underwritten basis (the “Offering”) by the Corporation, of up to $9,200,000 of its securities, including (i) common shares (plus additional common shares pursuant to the over-allotment, representing an aggregate of 15% of the Securities sold in the Offering) (collectively, the “Common Shares”), (ii) pre-funded warrants to purchase common shares (plus pre-funded warrants exercisable into an additional Common Shares pursuant to the over-allotment, representing an aggregate of 15% of the Securities sold in the Offering) (collectively, the “Pre-Funded Warrants”); (iii) the Common Shares underlying the Pre-Funded Warrants, as the case may be (the “Pre-Funded Warrant Shares”), (iv) warrants issued to underwriters (the “Underwriter Warrants”) to purchase Common Shares in an amount equal to 5.0% of the Common Shares sold in the Offering (including common shares exercisable upon exercise of the Pre-Funded Warrants) and (v) the common shares underlying the Underwriter Warrants (the “Underwriter Warrant Shares” which, together with the Common Shares, the Pre-Funded Warrants, the Pre-Funded Warrant Shares, the Underwriter Warrants and the Underwriter Warrant Shares are hereby collectively referred to as the “Securities”). The Securities are to be sold pursuant to an Underwriting Agreement (the “Agreement”) to be entered into between the Company and ThinkEquity LLC, as described in the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

This opinion letter is being furnished to the Company in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

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December 5, 2025 Page 2	dentons.com

This opinion letter is limited to the laws, including the rules and regulations, as in effect on the date hereof. We undertake no responsibility to monitor the Corporation’s future compliance with applicable laws, rules or regulations of the Commission or other governmental body. In connection with this opinion, we have reviewed and relied upon the following:

(i)	The Registration Statement including the prospectus (the “Prospectus”) contained therein;

(ii)	The Corporation’s Articles of Incorporation (as amended), by-laws, records of the Corporation’s corporate proceedings relating to the Securities; and

(iii)	Such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

With respect to the foregoing documents, we have assumed:

(a)	the authenticity of all records, documents, and instruments submitted to us as originals;

(b)	the genuineness of all signatures on all agreements, instruments and other documents submitted to us;

(c)	the legal capacity and authority of all persons or entities (other than the Corporation) executing all agreements, instruments or other documents submitted to us;

(d)	the authenticity and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

(e)	that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Corporation and other persons on which we have relied for purposes of this opinion are true and correct; and

(f)	the due authorization, execution and delivery of all agreements, instruments and other documents by all parties thereto (other than the due authorization, execution and delivery of each such agreement, instrument and document by the Corporation).

We have also obtained from officers of the Corporation certificates as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates without independent investigation.

Our opinion is limited to law of the Province of Québec, including all applicable provisions of the Business Corporations Act (Québec) (the “Business Corporations Act”), and the federal laws of Canada applicable in the Province of Québec. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Corporation. In particular, we express no opinion as to United States federal securities laws.

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Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that (i) Common Shares have been duly authorized, validly issued, and, upon the payment of the consideration therefor, are fully paid and non-assessable, (ii) the Pre-Funded Warrants have been duly authorized and, when issued in accordance with and in the manner described in the Registration Statement and the Agreement, will be validly issued, (iii) the Pre-Funded Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Pre-Funded Warrants as contemplated by the Pre-Funded Warrants will be validly issued, fully paid and non-assessable, (iv) the Underwriter Warrants have been duly authorized, and, when issued in accordance with and in the manner described in the Registration Statement and the Agreement, will be validly issued, and (v) the Underwriter Warrant Shares have been duly authorized, and, when issued and paid for upon exercise of the Underwriter Warrants as contemplated by the Underwriter Warrants, will be validly issued, fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our firm’s name in the section of the Registration Statement and the Prospectus entitled “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission.

Yours truly,

Dentons Canada LLP